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                           EXHIBIT 10n


                 ASSET PURCHASE AGREEMENT


     This is an ASSET PURCHASE AGREEMENT, dated as of April 1, 1996 (the "Agreement"), among RICHARD J. GREENWOOD & BRUCE G. GEER, INC., a Colorado corporation ("Buyer"), HEALTH CARE INSURERS, INC., a Colorado corporation ("Seller"), POE & BROWN, INC., a Florida corporation ("Parent"), BRUCE G. GEER ("Geer") and RICHARD GREENWOOD ("Greenwood").

                           BACKGROUND

     Seller is engaged primarily in the insurance agency business and wishes to sell substantially all of its assets relating to its insurance agency business to Buyer. Buyer desires to acquire such assets upon the terms and conditions expressed in this Agreement. Parent owns all of the capital stock of Seller and is entering into this Agreement to provide to, and receive from, Buyer, certain assurances regarding the conduct of their respective businesses following the closing. Geer and Greenwood (collectively, the "Shareholders") own all of the outstanding capital stock of Buyer and are entering into this Agreement to provide certain assurances to Seller and Parent as an inducement for Seller and Parent to enter into this Agreement.

     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                            ARTICLE 1
                        The Acquisition

     Section 1.1 Covenants of Sale and Purchase. At the Closing (as defined in Section 2.1), and upon and subject to the terms and conditions of this Agreement, Seller will sell, convey, and assign to Buyer all right, title, and interest in and to the Acquired Assets (as defined in Section 1.2) free and clear of all liens, claims, pledges, security interests, charges, restrictions, or encumbrances of any nature whatsoever, and Buyer will purchase the Acquired Assets from Seller in exchange for the Purchase Price (as defined in Section 1.4).

     Section 1.2 The Acquired Assets. In this Agreement, except as set forth in Section 1.3 below, the phrase "Acquired Assets" means and shall include all goodwill, properties, and rights of Seller used directly or indirectly in the conduct of, or constituting the insurance agency business of, Seller, and includes, without limitation, the following:

          (a) Purchased Book of Business. All of the insurance agency business of Seller, including but not limited to the professional health care liability and property insurance business and renewals and expirations thereof, together with all written or otherwise recorded documentation, data or information relating to Seller's insurance agency business, including but not limited to: (i) lists of insurance companies and records pertaining thereto; (ii) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written or otherwise recorded

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information customarily used by Seller or
available to Seller, including all other records of and pertaining to the accounts and customers of Seller, past and present, including, but not limited to, the active insurance customers of Seller, all of whom are listed on Schedule 1.2(a) (the "Purchased Book of Business"). Schedule 1.2(a) lists only those accounts from which Seller derived revenues from insurance carriers from the placement of business with such carriers in 1995 or 1996.

          (b) General Intangibles. All of the following intangible personal property used in connection with Seller's insurance agency business or pertaining to the Acquired Assets:

               (i)  all of those licenses, permits, and
authorizations granted by any governmental authority in connection with the operation of Seller's insurance agency business that are transferable;

               (ii) all right, title, and interest in and under the contracts, leases and agreements listed in Schedule
1.2(b)(ii);

               (iii)     all of Seller's business records
necessary to enable Buyer to operate the Purchased Book of Business;

               (iv) the goodwill of Seller's insurance agency business, including the right to use the name "Health Care Insurers, Inc." and any other fictitious names and trade names which are currently in use by Seller, telephone listings, post office box, mailing address, and advertising signs and materials; and

               (v) any assignable covenants not to compete made by employees of Seller and all other assignable covenants not to compete in favor of Seller.

          (c) Tangible Personal Property. All tangible personal property now located at the business premises of Seller and used in the operation of Seller's insurance agency business, including office supplies, software, manuals, furniture, fixtures and equipment, the principal items of which are set forth on Schedule 1.2(c).

          (d) Miscellaneous Items. All other assets of Seller relating or pertaining to the Purchased Book of Business, including proprietary rights and information, trade secrets, computer disks, software, data bases whether in the form of computer tapes or otherwise, related object and source codes, and associated manuals, and any other records or media of storage or programs for retrieval of information pertaining to the Purchased Book of Business, and all supplies and materials, including promotional and advertising materials, brochures, plans, supplier lists, manuals, handbooks, and related written data and information.

     Section 1.3 Exclusions and Exceptions. Notwithstanding the foregoing, Seller does not agree to sell or assign, and Buyer does not agree to purchase or assume, the following:

          (a) any prepaid expenses, cash in hand or in banks, notes receivable, money market certificates, stocks, or bonds; or

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          (b)  any trade accounts receivable or other receivables
described in Sections 1.5(a), (c) and (f).

     Section 1.4  The Purchase Price.

          (a) As consideration for the Acquired Assets and the other covenants of Seller herein, Buyer shall pay to Seller the following (collectively, the "Purchase Price"):

               (i)  On the Closing Date (as defined in Section
2.1), Buyer shall pay $1,020,000 to Seller by wire transfer of immediately available funds.

               (ii) On or before May 1, 1997 (the "Second Payment Date"), Buyer shall pay to Seller, in cash or immediately available funds, a sum equal to 15% of the amount, if any, by which Buyer's total revenues from the operation of Seller's former insurance agency business during the twelve-month period beginning on April 1, 1996 and ending on March 31, 1997 (the "Earn Out Period"), exceeds $900,000 (15% of such excess is herein referred to as the "Earn Out Amount"). For purposes of this Section 1.4(a)(ii), the term "revenues" shall mean all commissions, contingent commissions, interest income, and all other revenues related to Buyer's insurance agency business after the Closing, less brokerage fees payable on commissions. Buyer agrees to operate the business in the ordinary course during the Earn Out Period, substantially in accordance with the policies and practices followed by Seller on a consistent basis prior to the Closing Date.

          (b) Buyer shall prepare its financial statements in accordance with generally accepted accounting principles applied on a consistent basis, and such financial statements shall be the basis for determining the Earn Out Amount. Copies of Buyer's financial statements for the Earn Out Period shall be promptly furnished by Buyer to Seller or Parent. Seller and Parent shall have the right, within 30 days of receipt of such financial statements, to question and receive answers from Buyer's executive officers and audit the financial books and records of Buyer for the purpose of determining the accuracy of Buyer's calculation of the Earn Out Amount and Buyer's compliance with the terms of this Section 1.4.

                (c) The parties will attempt in good faith to resolve any disputes regarding the determination of the Earn Out Amount by negotiations between executives of Buyer and Parent. In the event the parties are unable to resolve any such dispute, the dispute shall be resolved by informal arbitration before a single arbitrator, who shall be an independent certified public accountant chosen by mutual agreement of the parties. The arbitrator shall determine the items in dispute in accordance with this Agreement, and his or her determination shall be conclusive, final, and binding for all purposes under this Agreement. The fees of the arbitrator and the expenses of the arbitration shall be borne by the non-prevailing party in the arbitration proceeding.

          (d) For federal income tax and other purposes, the Purchase Price shall be allocated among the Acquired Assets by each of the parties as follows:

               (i)  Fixed assets and other tangible property:
$35,000;

               (ii)  Purchased Book of Business:  $900,000; and

               (iii)  Goodwill:  $85,000 plus the Earn Out
Amount.

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     Section 1.5  Commissions Collected.  It is understood and
agreed as follows:

          (a) All commissions on agency billed policies or endorsements effective (whether new business or renewal business) prior to the Effective Date, excluding any installments due on or after the Effective Date, shall be the property of Seller regardless of whether commissions for such polices are collected before or after the Effective Date, and Seller (with Buyer's assistance, as described in Section 1.5(g)) shall be responsible for paying all premiums due the respective insurance companies relative to such policies or endorsements. Buyer shall use its best efforts to assist Seller in the collection and delivery to Seller of all receivables due to Seller after the Effective Date.

          (b) All commissions on agency billed policies or endorsements effective (whether new business or renewal business) on or after the Effective Date, including any installments due on or after the Effective Date related to policies effective prior to the Effective Date, shall be the property of Buyer, regardless of whether commissions for such policies are collected before or after the Effective Date, and Buyer shall be responsible for paying all premiums due the respective insurance companies relative to such policies or endorsements.

          (c) Commission income related to any and all direct bill policies, endorsements, cancellations, and audits receivable before the Effective Date, but entered and received on or after the Effective Date, shall be the property of Seller, whether credit or debit, and regardless of effective date.

          (d) Commission income related to all direct bill policies, endorsements, cancellations, and audits receivable on or after the Effective Date shall be the property of Buyer, whether credit or debit, and regardless of effective date.

          (e) Each of the parties will be responsible for brokerage fees due on the respective commissions to which they are entitled.

          (f) Any and all contingent commissions related to business placed in 1995 received prior to, on or after the Effective Date shall be the property of Seller.

          (g) Buyer shall assume responsibility for continuing the business of Seller after the Closing, and shall take all actions necessary or appropriate to assist Seller in fulfilling its responsibilities with respect to currently unissued policies, such as remitting premiums received that are payable to insurance companies, paying any refunds due to insureds from cash received from such insureds, and similar tasks with respect to insurance accounts acquired from Seller.

     Section 1.6  Expenses.

          (a) All taxes, utilities, and expenses related to Seller's insurance agency business shall be prorated as of the Effective Date, with Seller responsible for the portions of such items accruing before the Effective Date and Buyer responsible for the portions of such items accruing on and after the Effective Date.

          (b) In connection with Buyer's assumption of the lease for Seller's business premises, Buyer shall promptly refund to Seller, upon Buyer's receipt thereof, the rent deposit made by Seller with

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respect to such lease, and Buyer shall also promptly
refund to Seller the amount of any prepaid utilities and other prepaid items made by Seller prior to the Closing Date.

     Section 1.7 Sales Taxes. To the extent they relate to the Acquired Assets, all sales taxes due as a result of the transfer of the Acquired Assets shall be paid by Buyer.

     Section 1.8 Assumed Liabilities. On the Closing Date, Seller shall deliver the Acquired Assets to Buyer, free and clear of any and all liens and encumbrances, and Buyer shall assume all obligations of Seller under the contracts and agreements assumed by Buyer pursuant to Section 1.2(b)(ii); provided, however, that except as contemplated by Section 6.7, Buyer shall not assume or be deemed to have assumed (i) any obligations incurred by Seller under the assumed contracts and agreements prior to the Effective Date, (ii) any obligations of Seller under the provisions of Sections 1.5 or 1.6, or (iii) any other liability or obligation of Seller whatsoever.

                            ARTICLE 2
                Closing, Items To Be Delivered,
            Further Assurances, And Effective Date

     Section 2.1 Closing. The consummation of the purchase and sale of assets under this Agreement (the "Closing") will take place at 10:30 a.m. on April 10, 1996 (the "Closing Date"), at the offices of Poe & Brown, Inc., 401 East Jackson Street, Suite 1700, Tampa Florida 33602, unless another date or place is agreed to in writing by the parties hereto.

     Section 2.2 Conveyance and Delivery by Seller. On the Closing Date, Seller will surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition shall deliver to Buyer such bill of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all right, title, and interest in and to the Acquired Assets free and clear of any lien, charge, pledge, security interest, restriction or encumbrance of any kind.

     Section 2.3  Wire Transfer by Buyer.  On the Closing Date,
Buyer will wire transfer to Seller $1,020,000 in immediately available funds, representing the portion of the Purchase Price to be paid at Closing.

     Section 2.4 Prepaid Expenses. Within three days after the Closing Date, Buyer shall deliver a check to Seller representing payment of all prepaid expenses of Seller. To the extent that certain prepaid expenses are unknown at such time, Buyer will pay Seller the amount of such additional expenses promptly upon their determination.

     Section 2.5  Mutual Performance.  At or prior to the
Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates, and other documents and instruments referred to in Article 8 of this Agreement.

     Section 2.6  Third Party Consents. To the extent that
Seller's rights under any agreement or other Acquired Asset to be assigned to Buyer hereunder may not be assigned without the consent of

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another person which has not been obtained, Buyer will
use its best efforts to obtain such consents, and Seller shall cooperate with Buyer to obtain any such required consents as promptly as possible.

     Section 2.7 Change in Name. Immediately after the Closing Date, Seller shall execute and file all documents required to change Seller's name to another name bearing no similarity to Health Care Insurers, Inc. Neither Seller, Parent nor any of their respective subsidiaries or affiliates shall use the name "Health Care Insurers, Inc." (or any derivative name) after the Closing Date.

     Section 2.8 Further Assurances. From time to time after the Closing, Seller, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certificates and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets. Each of the parties will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     Section 2.9  Effective Date.  The Effective Date of the
Agreement and all related instruments executed at the Closing shall be April 1, 1996 unless otherwise specified.

                            ARTICLE 3
      Representations And Warranties Of Seller And Parent

     Seller and Parent represent and warrant to Buyer as follows:

     Section 3.1 Organization. Each of Seller and Parent is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted except where failure to be so organized, valid, or active would not, in the aggregate, have a material adverse effect on Seller. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect on Seller.

     Section 3.2 Authority. Each of Seller and Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller or Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Seller and Parent and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes the legal, valid, and binding obligation of Seller and Parent, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

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     Section 3.3  Consents and Approvals; No Violations.  Except
as set forth in Schedule 3.3, neither the execution, delivery, or performance of this Agreement by Seller or Parent nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will (i) conflict with or result in any breach of any provision of their Articles of Incorporation or Bylaws, (ii) require any filing with, or authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute a default under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which Seller or Parent is a party or by which Seller or Parent or any of their respective properties or assets are bound, or
(iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or Parent or any of their respective properties or assets, except in the case of (iii) or
(iv) for violations, breaches, or defaults that would not, individually or in the aggregate, have a material adverse effect on Seller or Parent.

     Section 3.4 Financial Statements. Seller has delivered to Buyer true and complete copies of (i) the unaudited balance sheet of Seller at December 31, 1995 and the related statement of income for the fiscal year then ended, and (ii) the unaudited balance sheet of Seller at February 29, 1996 and the related statement of income for the two months then ended, each of which has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Such balance sheets fairly present the financial position, assets, and liabilities of Seller at the dates indicated and such statements of income fairly present the results of operations for the periods then ended.

     Section 3.5 Absence of Certain Changes. Except as disclosed in Schedule 3.5 and in the unaudited balance sheet and statement of income for the period ended February 29, 1996, to the knowledge of Seller and Parent, since December 31, 1995, there have been no events or changes having a material adverse effect on Seller or the Acquired Assets.

     Section 3.6 Acquired Assets. Seller owns and holds, free and clear of any lien, charge, pledge, security interest, restriction or encumbrance, sole and exclusive right, title, and interest in and to the Acquired Assets, including but not limited to the customer expiration records therefor, together with the exclusive right to use such records and all customer accounts, dailies, copies of insurance policies and contracts in force and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all other information comprising the Purchased Book of Business.

     Section 3.7 Litigation. Except as disclosed in Schedule 3.7, there is no suit, claim, action, proceeding, or investigation pending or, to the best knowledge of Seller and Parent, threatened, against Seller. Except as disclosed in
Schedule 3.7, to the knowledge of Seller and Parent, Seller is not subject to any outstanding order, writ, injunction, or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Seller or the Acquired Assets or would prevent Seller from consummating the transactions contemplated hereby.

     Section 3.8 Compliance with Applicable Law. Seller holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of the insurance agency business (the "Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have an adverse effect on Seller. Seller is in compliance with the terms of the Permits, except where the failure so to comply would not have an adverse effect on Seller. As of the date of this Agreement, no investigation or review

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by any Governmental Entity with respect to Seller is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not have a material adverse effect on Seller or the Acquired Assets.

     Section 3.9 Tax Returns and Audits. Seller has timely filed all federal, state, local, and foreign tax returns required to be filed by it or has paid or made provision for the payment of any penalty or interest arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns.

     Section 3.10 Errors and Omissions. To the knowledge of Seller and Parent, except as disclosed on Schedule 3.10, Seller has not incurred any liability or taken or failed to take any action that will result in a liability for errors or omissions in the conduct of its insurance agency business, except such liabilities as are covered by insurance. To the knowledge of Seller and Parent, Seller now has adequate errors and omission (E & O) insurance coverage in force under policies covering Parent and its subsidiaries.

     Section 3.11  Defaults Under Contracts.  To the knowledge of
Seller and Parent, no party is in default under any of the contracts and agreements listed in Schedule 1.2(b)(ii).

     Section 3.12  No Misrepresentations.  None of the
representations and warranties set forth in this Article 3 contains any untrue statement of a material fact or omits the statement of any material fact necessary to render the statements made not misleading.

                            ARTICLE 4
            Representations And Warranties Of Buyer

     Buyer represents and warrants to Seller as follows:

     Section 4.1 Organization. Buyer is a corporation organized, validly existing, and in active status under the laws of Colorado and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where failure to be so organized, valid, or active would not, in the aggregate, have a material adverse effect on Buyer. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it or as proposed to be conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect on Buyer.

     Section 4.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the Agreement and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Buyer, and, assuming this Agreement constitutes a valid and binding obligation of

<PAGE 9>

Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

     Section 4.3 Consents and Approvals; No Violations. Neither the execution, delivery, or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws of Buyer, (ii) require any filing with, or authorization, consent, or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer or any of its properties or assets, except in the case of (iii) or (iv) for violations, breaches, or defaults that would not, individually or in the aggregate, have a material adverse effect on Buyer.

     Section 4.4 Litigation. There is no suit, claim, action, proceeding, or investigation pending or, to the best knowledge of Buyer, threatened against Buyer or its affiliates before any Governmental Entity that is reasonably likely to have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated by this Agreement.

     Section 4.5 Compliance with Applicable Law. Buyer holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of the insurance agency business of Seller being acquired by Buyer, except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not have a material adverse effect on Buyer.

     Section 4.6 Contracts with Third Parties. Buyer and its affiliates have no contract, agreement or understanding with any third party concerning a potential sale of Seller's insurance agency business following the Closing.

     Section 4.7  No Misrepresentations.  None of the
representations and warranties set forth in this Article 4 contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

                            ARTICLE 5
                 Covenants Of Seller And Parent

     Section 5.1 Operation of Business. During the period through the Closing Date, Seller agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that Buyer otherwise consents in writing):

          (a) Ordinary Course. Seller shall carry on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business, keep available the services of its present employees, and

<PAGE 10>

preserve its relationships with customers, suppliers, vendors and others having business dealings with it to the end that the goodwill, the ongoing business, and the Acquired Assets shall not be impaired in any material respect at the Closing Date.

          (b) No Dispositions. Other than (i) as may be required by law to consummate the transactions contemplated hereby, or (ii) sales or licenses of products or technology in the ordinary course of business consistent with prior practice, Seller shall not sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its assets that are material, individually or in the aggregate.

          (c) No Acquisitions. Seller shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any property or assets not in the ordinary course of business.

          (d) Indebtedness and Leases. Seller shall not incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any of its debt securities, or guarantee any debt securities of others or enter into any material contracts, leases, agreements or transactions other than, in each case, in the ordinary course of business consistent with prior practice. Seller shall not enter into any material leases.

          (e) Employee Benefits. Seller will not, except as expressly agreed by Buyer, (i) enter into, adopt, amend (except as may be required by law), or terminate any employee benefit plan, or any agreement, arrangement, plan, or policy between it and one or more of its employees except in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase the compensation or fringe benefits of any director, officer, or employee, (iii) pay any benefit not required by any plan or arrangement as in effect as of the date hereof, or (iv) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

     Section 5.2 Access to Information. Upon reasonable notice, Seller shall afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyer access during normal business hours in the period prior to the Closing Date, to its properties, books, contracts, commitments, records, and senior management. Unless otherwise required by law, Buyer will hold any such information which is nonpublic in confidence, will not use such information in its business if the transaction does not close and will return such information if the transaction does not close.

     Section 5.3 Covenant Against Solicitation. For a period of three years following the Closing Date, each of Seller and Parent agrees not to (and Parent shall cause each of its affiliates not to) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker, or otherwise, for its account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, consultant, manager, or otherwise, in any area of the United States, any insurance account that is part of the Purchased Book of Business identified in Schedule 1.2(a). This
Section 5.3 shall not prohibit Seller or Parent or their respective subsidiaries and affiliates from (i) maintaining business relationships with, or placing business through or for insurance agents utilized by Buyer, so long as such business does not relate to the insurance accounts identified in Schedule 1.2(a), or (ii) marketing the accounts listed in Schedule 5.3 that Parent or any of its affiliates has placed with Seller

<PAGE 11>

(and which will be acquired by Buyer hereunder) through agents or brokers other than Buyer and/or to different insurance carriers upon any renewal of such accounts, provided that any movement of such accounts will be as a result of the availability of more favorable policy terms and conditions.

     Section 5.4 Covenant Not to Interfere. For a period of three years following the Closing Date, each of Seller and Parent agrees not to (and Parent shall cause each of its subsidiaries and affiliates not to) hire or directly or indirectly solicit any of Buyer's employees to work for Seller, Parent or any of their respective subsidiaries or affiliates.

     Section 5.5 Confidentiality. Each of Seller and Parent, for a period of three years following the Closing Date, agrees that it will not (and Parent shall cause each of its subsidiaries and affiliates not to) disclose confidential information concerning the Acquired Assets to any person, firm, corporation, or entity for any reason without the prior written approval of Buyer, which shall not be unreasonably withheld. The term "confidential information" shall mean written documentation related to the Acquired Assets known by Seller or Parent as of the Closing Date, including (i) lists of Seller's customers and companies and records pertaining thereto, (ii) customer lists, prospect lists, policy forms, rating information, expiration dates, information on risk characteristics, and other types of written information customarily used by Seller. This Section 5.5 shall not apply to any confidential information that is or becomes generally available to the public other than as a result of a disclosure by Seller, Parent, or their respective affiliates. This Section 5.5 shall also be inoperable to the extent that Seller, Parent, or their respective affiliates reasonably deems it necessary to disclose such information to legal counsel, in connection with obtaining reasonably necessary legal advice, or to the extent that Seller, Parent or their respective affiliates become legally compelled to disclose such information.

     Section 5.6 Remedy for Breach of Covenants. In the event of a breach of the provisions of Sections 5.3, 5.4 or 5.5, Buyer shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 5.3, 5.4 or 5.5 unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, each of the parties agrees that such court shall be empowered and shall grant each injured party injunctive relief to the extent reasonably necessary to protect its interests.

     Section 5.7  Successor Rights.  The covenants contained in
Sections 5.3, 5.4 and 5.5 shall inure to the benefit of any successor in interest of Buyer by way of merger, consolidation, sale or other succession.

                            ARTICLE 6
               Covenants of Buyer And Shareholders

     Section 6.1 Covenant Against Solicitation. For a period of three years following the Closing Date, Buyer agrees, and, for the period (not to exceed three years following the Closing Date) that such Shareholder remains a shareholder of Buyer, each of the Shareholders agrees, not to solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker, or otherwise, for its or his account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, consultant, employee, manager, or otherwise, any insurance account serviced by Parent or any of its subsidiaries or affiliates in any area of the United States or Puerto Rico as of the Closing Date (other than those accounts constituting the Purchased Book of Business identified in Schedule 1.2(a)). This Section 6.1 shall not prohibit Buyer or the Shareholders from maintaining business relationships with, or placing business through or for insurance agents utilized by Parent or its

<PAGE 12>

affiliates, so long as such business does not relate to any insurance account serviced by Parent or any of its subsidiaries or affiliates as of the Closing Date.

     Section 6.2 Covenant Not to Interfere. For a period of three years following the Closing Date, Buyer agrees not to hire or directly or indirectly solicit any employees of Seller, Parent, or their respective affiliates, to work for Buyer, any of its affiliates, or any company that competes with Parent or its affiliates.

     Section 6.3 Remedy for Breach of Covenants. In the event of a breach of the provisions of Sections 6.1 or 6.2, Seller and/or Parent shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 6.1 or 6.2 unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, each of the parties agrees that such court shall be empowered and shall grant each injured party injunctive relief to the extent reasonably necessary to protect its interests.

     Section 6.4  Successor Rights.  The covenants contained in
Sections 6.1 and 6.2 shall inure to the benefit of any successor in interest of either Seller or Parent by way of merger, consolidation, sale or other succession.

     Section 6.5 Offers of Employment. All employees of Seller who are actively employed on the business day immediately preceding the Effective Date shall be offered employment with the Buyer as of the Effective Date. Buyer shall also offer employment to each employee that is temporarily absent on the business day immediately preceding the Effective Date from active employment, and who has rights of re-employment, upon termination of such employee's temporary absence. Each offer of employment shall be at the same position, location and rate of salary as of the last day of his or her active employment immediately preceding the Effective Date, except in the case of any such employee who upon returning after a period of sickness or other disability is not fully capable of performing all the essential functions of his or her former position. Subject to applicable laws, Buyer shall have the right to dismiss any or all of such employees at any time, and to change the terms and conditions of employment for such employees. To the extent permitted by applicable law and the terms and conditions of Buyer's plans, from and after the Effective Date, Buyer shall credit to such employees, for eligibility and vesting purposes under all benefit plans, benefit arrangements and compensation policies and practices of Buyer, all previous service recognized for such purposes by Seller under similar plans, arrangements, policies and practices on the business day immediately preceding the Effective Date. Buyer shall make available to all employees comprehensive health and medical insurance coverage within 30 days after the Closing Date.

     Section 6.6 Advise of Changes. From the Closing Date through the Second Payment Date, Buyer shall confer on a regular and frequent basis with Parent, report on operational matters, and promptly advise Parent of any change or event having or which, insofar as can reasonably be foreseen, could have, a material adverse effect on Buyer's financial condition or results of operations.

     Section 6.7 Payment of Remaining Obligations. Following the Closing, Buyer shall promptly pay, when due, the stipulated percentage of commissions received by Buyer that is payable to Insurance Marketing Enterprises, Inc. ("IME") under the terms of the IME contract described in Schedule 1.2(b)(ii).

     Section 6.8  Covenants of Shareholders.  Each of the
Shareholders hereby agrees that, if he terminates his status as a shareholder of Buyer within three years after the Closing Date, he will not, during a three-year period commencing on the date such Shareholder liquidates his equity interest in

<PAGE 13>


Buyer, solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker, or otherwise, for his account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any insurance account placed by Parent or any of its subsidiaries with Seller (before the Closing) or Buyer (after the Closing) that is serviced by Buyer on the date such Shareholder liquidates his equity interest in Buyer.

                            ARTICLE 7
                        Mutual Covenants

     Section 7.1 Expenses. Whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 7.2 Brokers or Finders. Each of Seller, Buyer and Parent represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement, and each of Buyer, Seller and Parent agrees to indemnify and hold the other parties harmless from and against any and all claims, liabilities, or obligations with respect to any other fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate

     Section 7.3 Preferred Agent Status. The parties agree that Parent will continue to represent Buyer in a "Preferred Agent" capacity following the Closing for a minimum of two years on terms and conditions no less favorable than the most favorable terms and conditions afforded to other agents. Buyer further agrees to assist in any other placement needs reasonably requested by Parent.

                           ARTICLE 8
                           Conditions

     Section 8.1 Conditions to Each Party's Obligation To Effect the Asset Purchase. The respective obligations of each party to effect the transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on Seller or Buyer, shall have been filed, occurred, or been obtained.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect, and no action, suit, or proceeding shall be pending before any court or judicial or administrative agency wherein an unfavorable judgment, order, decree, stipulation or charge would prevent consummation of the transactions contemplated by this Agreement or cause such transactions to be rescinded following consummation.

<PAGE 14>


          (c) Opinion of Buyer's Counsel. Collins & McConnell, as counsel to Buyer, shall have delivered to Buyer and Seller a written opinion dated as of the Closing Date in the form attached hereto as Exhibit 8.1(c) with only such changes as shall be in form and substance reasonably satisfactory both to Seller and Buyer.

     Section 8.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect this acquisition are subject to the satisfaction of the following conditions, unless waived by Buyer:

          (a)  Representations and Warranties.  The
representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Effective Date and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller to such effect.

          (b) Performance of Obligations by Seller. Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller to such effect.

          (c) Opinion of Seller's Counsel. Parent's general counsel, as counsel to Seller, shall have delivered to Buyer a written opinion dated as of the Closing Date in the form attached hereto as Exhibit 8.2(c) with only such changes as shall be in form and substance reasonably satisfactory to Buyer and its counsel.

      Section 8.3 Conditions to Obligations of Seller. The obligation of Seller to effect this transaction is subject to the satisfaction of the following conditions, unless waived by
Sellers:

          (a)  Representations and Warranties.  The
representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

          (b) Performance of Obligations by Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

          (c) Third Party Consents and Amendments. Seller and its affiliates shall have received any required consents and approvals under their respective agreements governing outstanding indebtedness.

                           ARTICLE 9
                   Termination and Amendment

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by mutual consent of Buyer, Seller and Parent;

<PAGE 15>

          (b) by Buyer, Seller or Parent if there shall have been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within two business days following receipt by the breaching party of notice of such breach; or

          (c) by either Buyer, Seller or Parent if any permanent injunction or other order of a court or other competent authority preventing the consummation of the acquisition shall have become final and nonappealable.

     Section 9.2 Effects of Termination. In the event of a termination of this Agreement by either party as provided in
Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, or any of their respective officers or directors, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

     Section 9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Extension; Waiver. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                           ARTICLE 10
                         Indemnification

     Section 10.1 Indemnification Provisions for Benefit of Buyer. Seller and Parent, jointly and severally, agree to indemnify and hold Buyer harmless from and against any Adverse Consequences (as defined below) Buyer may suffer or incur resulting from or arising out of the breach of any of the representations, warranties or covenants of Seller and Parent contained herein. The phrase "Adverse Consequences" means damages, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, losses, and fees, including all attorneys' fees and court costs, both at the trial and the appellate level.

     Section 10.2 Indemnification Provisions for the Benefit of Seller and Parent. Buyer agrees to indemnify and hold Seller, Parent, and their respective subsidiaries and affiliates harmless from and against any Adverse Consequences any of such parties may suffer or incur resulting from or arising out of the breach of any of Buyer's representations, warranties, or covenants contained herein.

     Section 10.3 Matters Involving Third Parties. If any third party shall notify any party hereto (the "Indemnified Party") with respect to any matter that may give rise to a claim for indemnification against another party (the "Indemnifying Party") under this Article 10, then the Indemnified Party shall notify the Indemnifying Party promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. The

<PAGE 16>

Indemnifying Party shall have the right, within fifteen days after the Indemnified Party has given notice of the matter, to assume the defense of any such claim, provided that the Indemnifying Party admits in writing its indemnification obligations hereunder. If the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may defend against or enter into any settlement with respect to, the matter in any manner it may reasonably deem appropriate.

     Section 10.4 Limitation. No party shall have the right to make a claim for indemnification under this Article 10 unless and until the aggregate amount of Adverse Consequences incurred by such party exceeds $5,000, at which point the Indemnifying Party shall be responsible for the entire amount of any such Adverse Consequences, including the initial $5,000 thereof.

                           ARTICLE 11
                         Miscellaneous

     Section 11.1 Survival of Representations, Covenants, Warranties, and Agreements. Unless a specific term is set forth elsewhere in this Agreement, all representations, warranties, covenants, and indemnities made by the parties in this Agreement shall be deemed made for the purpose of inducing the others to enter into this Agreement, and shall survive the Closing and remain operative and in full force and effect for a period of one year following the Closing Date.

     Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice):

               If to Seller or Parent, to

                    Poe & Brown, Inc.
                    401 East Jackson Street
                    Suite 1700
                    Tampa, Florida 33602
                    Attention: Thomas G. Cole
                    Telecopy No.: (813) 222-4166

          (b)  if to Buyer, to


                    Health Care Insurers, Inc.
                    5353 North Union, Suite 201
                    Colorado Springs, Colorado 80918
                    Attention:  Richard Greenwood
                    Telecopy No.:  (719) 528-8323


     Section 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more

<PAGE 17>

counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 11.4  Entire Agreement; No Third Party
Beneficiaries; Rights of Ownership. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 11.5  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law.

     Section 11.6 Publicity. Except as otherwise required by law or the rules of The Nasdaq Stock Market, neither Seller, Parent nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement prior to the Closing without the consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Parent and its affiliates may respond to routine inquiries from securities analysts in connection with the transactions contemplated hereby.

     Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

     Section 11.8 Arbitration. Any dispute arising under this Agreement that is not resolved by discussions among the parties hereto shall be submitted to arbitration proceedings in Tampa, Florida, to be conducted in accordance with the rules and procedures of the American Arbitration Association (the "AAA"). The parties shall select an arbitrator that is a member of the AAA to arbitrate the dispute. If the parties are unable to agree upon such an arbitrator, each party shall select an arbitrator that is a member of the AAA, and those arbitrators shall select a third arbitrator, who is a member of the AAA, who shall serve as the sole arbitrator in the proceeding.

     IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                   HEALTH CARE INSURERS, INC.,
                                   a Colorado corporation


                                   By: /s/ THOMAS G. COLE
                                      _______________________________
                                      Thomas G. Cole, Vice President

<PAGE 18>

                                   POE & BROWN, INC.,
                                   a Florida corporation


                                   By: /s/ LAUREL J. LENFESTEY
                                      _______________________________
                                   Title: Vice President

                                   RICHARD J. GREENWOOD &
                                     BRUCE G. GEER, INC.

                                   a Colorado corporation


                                   By: /s/ RICHARD GREENWOOD
                                      ________________________________
                                   Title: President



                                   /s/ BRUCE G. GEER
                                   ___________________________________
                                   Bruce G. Geer


                                   /s/ RICHARD GREENWOOD
                                   ___________________________________
                                   Richard Greenwood

<PAGE 19>

                 LIST OF EXHIBITS AND SCHEDULES

SCHEDULE 1.2(a):       Purchased Book of Business
SCHEDULE 1.2(b)(ii):   List of Material Contracts
SCHEDULE 1.2(c):       List of Tangible Personal Property
SCHEDULE 3.3:          Exceptions to Section 3.3 Representations
SCHEDULE 3.5:          List of Material Changes
SCHEDULE 3.7:          List of Lawsuits and Claims
SCHEDULE 3.10:         List of E&O Claims
SCHEDULE 5.3:          Accounts Placed by Parent with Seller
EXHIBIT 8.1(c):        Opinion of Buyer's Counsel
EXHIBIT 8.2(c):        Opinion of Seller's Counsel